Exhibit 12

First Midwest Bancorp, Inc.

Ratio of Earnings to Fixed Charges(1)

	Three Months Ended March 31,				Years ended December 31,
	2004		2003		2003		2002		2001		2000		1999
	(Dollar amounts in thousands)				(Dollar amounts in thousands)
Ratio 1—Including Interest on Deposits
Earnings available for fixed charges:
Income from continuing operations	$24,032		$22,730		$92,778		$90,150		$82,138		$75,540		$70,909
Add:
Income tax provision	8,109		7,807		30,889		32,133		26,668		23,759		24,520
Fixed charges	20,673		22,573		81,964		111,498		181,439		232,597		169,313

Total earnings available for fixed charges	$52,814		$53,110		$205,631		$233,781		$290,245		$331,896		$264,742

Fixed charges(2):
Interest on deposits	$13,669		$15,169		$56,272		$81,616		$134,497		$155,887		$129,177
Interest on borrowed funds	4,817		7,255		23,962		29,294		46,341		76,019		39,438
Interest on subordinated debt—trust preferred securities	2,014		—		1,079		—		—		—		—
Portion of rental expense representative of interest factor	173		149		651		588		601		691		698

Total fixed charges	$20,673		$22,573		$81,964		$111,498		$181,439		$232,597		$169,313

Ratio of earnings to fixed charges	2.55	x	2.35	x	2.51	x	2.10	x	1.60	x	1.43	x	1.56	x

Ratio 2—Excluding Interest on Deposits
Earnings available for fixed charges:
Income from continuing operations	$24,032		$22,730		$92,778		$90,150		$82,138		$75,540		$70,909
Add:
Income tax provision	8,109		7,807		30,889		32,133		26,668		23,759		24,520
Fixed charges	7,004		7,404		25,692		29,882		46,942		76,710		40,136

Total earnings available for fixed charges	$39,145		$37,941		$149,359		$152,165		$155,748		$176,009		$135,565

Fixed charges(2):
Interest on borrowed funds	$4,817		$7,255		$23,962		$29,294		$46,341		$76,019		$39,438
Interest on subordinated debt—trust preferred securities	2,014		—		1,079		—		—		—		—
Portion of rental expense representative of interest factor	173		149		651		588		601		691		698

Total fixed charges	$7,004		$7,404		$25,692		$29,882		$46,942		$76,710		$40,136

Ratio of earnings to fixed charges	5.59	x	5.12	x	5.81	x	5.09	x	3.32	x	2.29	x	3.38	x

(1)	The ratio of earnings to fixed charges represents the number of times “fixed charges” are covered by “earnings.”
(2)	“Fixed charges” consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense.